                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
               the Securities Exchange Act of 1934 (Amendment No.)

     Filed by the Registrant /X/
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          14A-6(e)(2))

     /X/  Definitive Proxy Statement
     / /  Definitive Additional Materials
     / /  Soliciting Material Pursuant to Section240.14a-12

                            Thermoview Industries Inc
     -----------------------------------------------------------------------
         (Name of Registrant as Specified, if other than the Registrant)

     -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other then the Registrant)

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         and -0-11

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             pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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

                           THERMOVIEW INDUSTRIES, INC.
                              5611 FERN VALLEY ROAD
                           LOUISVILLE, KENTUCKY 40228

                                 ---------------

                                 PROXY STATEMENT

     We are furnishing this proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors of ThermoView Industries, Inc., a Delaware corporation, for use at our annual meeting of stockholders. We will hold the meeting at 10:00 a.m., eastern daylight time, on Thursday, April 25, 2002, at the Louisville Marriott East, 1903 Embassy Square Blvd., Louisville, Kentucky, and at any and all adjournments of the meeting, for the purposes we have described in the notice of the meeting. We are mailing this proxy statement and the accompanying form of proxy to stockholders commencing on or about March 25, 2002.

PROXIES

     We will vote the shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked at the meeting or at any adjournments within 120 days after the adjournment of the meeting in accordance with the choices specified on the ballot. If you do not specify any choices, the proxies named in the form of proxy intend to vote:

     -    For the nominees for election as directors.

     You may revoke your proxy by:

     - giving written notice of your revocation to the secretary of ThermoView before the meeting;

     -    delivery of a duly executed proxy bearing a later date; or

     -    by voting in person at the meeting.

     Attendance at the meeting will not have the effect of revoking a proxy unless you notify the secretary of the meeting in writing prior to voting of the proxy at the annual meeting.

EXPENSES OF SOLICITING PROXIES

     We will bear the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. In addition to the solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares other persons beneficially own, to send this proxy material to and obtain proxies from the beneficial owners, and will reimburse the holders for their reasonable expenses.

QUORUM AND VOTING

     The presence in person or by proxy of stockholders holding a majority of our outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of all business at the annual meeting. You may withhold authority to vote for all nominees for directors or may withhold authority to vote for individual nominees for directors.

     We will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but we will not count those votes in the number of votes cast on any matter. Shares represented by broker non-votes are counted in determining the quorum at the meeting, but are not counted for voting purposes.

VOTING SECURITIES

     Only stockholders of record at the close of business on March 1, 2002 may vote at the annual meeting or any adjournments within 120 days of the meeting. On March 1, 2002, we had 8,258,111 shares of our common stock outstanding and entitled to vote at the annual meeting. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

     The following table sets forth information regarding beneficial ownership of our common stock as of March 1, 2002 for:

     -    each executive officer and director of ThermoView;

     - each person known by us to own of record or beneficially more than 5% of the outstanding shares of our common stock; and

     -    all executive officers and directors of ThermoView as a group.

     In accordance with the SEC's rules, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of March 1, 2002. Unless otherwise indicated, each of the persons named in the following table has sole voting, conversion and investment power with respect to the shares owned.

                                                  NUMBER OF SHARES
                                                    BENEFICIALLY           PERCENTAGE
BENEFICIAL OWNER                                       OWNED               OF CLASS(1)
----------------                              --------------------------------------------
GE Capital Equity Investments, Inc.(2)........          1,108,217               11.8
James Thomas Kelly(3).........................            825,400               10.0
Rodney H. Thomas(4)...........................            742,089                8.5
Charles L. Smith(5)...........................            602,843                7.1
Stephen A. Hoffmann(6)........................            530,891                6.1
LD Capital, Inc.(7)...........................            492,802                5.6
Robert L. Cox(8)..............................            234,307                2.9
Raymond C. Dauenhauer, Jr (9).................            135,178                1.6
James J. TerBeest(10).........................             79,116                *
Robin C. Edwardsen(11)........................             71,667                *
Ronald L. Carmicle(12)........................             47,491                *
J. Sherman Henderson III(13)..................             40,825                *
Bruce C. Merrick(14)..........................             29,713                *
George T. Underhill, III(15)..................             16,380                *
All directors and executive officers as a
 group (12 persons)(16).......................          2,703,833               27.3
*    Less than 1% of total.

(1) Based on 8,258,111 shares of common stock outstanding, plus, for each individual or entity, the number of shares of common stock that each individual or entity may acquire upon the exercise of stock options or warrants or conversion of convertible securities within 60 days of March 1, 2002.

(2) Represents shares issuable upon exercise of outstanding warrants. GE Capital Equity Investments, Inc. is a subsidiary of General Electric Company. GE Capital Equity Investments, Inc.'s address is 120 Long Run Road, Stamford, Connecticut 06927.

(3)  Mr. Kelly's address is 218 4th Ave., Newtown Square, Pennsylvania 19603.

(4) Includes 298,332 shares issuable upon exercise of outstanding stock options granted to Mr. Thomas. Includes 154,948 shares issuable upon exercise of a warrant issued to Mr. Thomas.

(5) Includes 194,166 shares issuable upon exercise of outstanding stock options granted to Mr. Smith. Includes 85,677 shares issuable upon exercise of a warrant issued to Mr. Smith.

(6) Includes 406,243 shares issuable upon exercise of outstanding stock options granted to Mr. Hoffmann. Includes 23,698 shares issuable upon the exercise of a warrant issued to Mr. Hoffmann. Includes 33,333 shares owned by Founders Group, LLC, a limited liability company in which Mr. Hoffmann owns one-third of the outstanding ownership interest. Mr. Hoffmann's address is ThermoView Industries, Inc., 5611 Fern Valley Road, Louisville, Kentucky 40228.

(7) Represents shares issuable upon exercise of outstanding stock options granted to LD Capital, Inc. Substantially all of the outstanding stock of LD Capital, Inc. is held by Lindsey Maxwell, the spouse of Mr. Maxwell, our former Corporate Development Manager and the President, Secretary, Treasurer and sole director of LD Capital, Inc., as custodian for their minor children. Messrs. Dauenhauer and Underhill each own a minority interest in LD Capital, Inc. The address for LD Capital, Inc. is 133 South Third Street, Suite 402, Louisville, Kentucky 40202.

(8) Includes 6,667 shares issuable upon exercise of outstanding stock options granted to Mr. Cox. Includes 45,573 shares issuable upon the exercise of a warrant issued to Mr. Cox.

(9) Includes 24,444 shares issuable upon exercise of outstanding stock options granted to Mr. Dauenhauer. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Dauenhauer.

(10) Includes 66,667 shares issuable upon exercise of outstanding stock options granted to Mr. TerBeest. Includes 9,115 shares issuable upon the exercise of a warrant issued to Emerging Business Systems, LLC, of which Mr. TerBeest is a member.

(11) Includes 71,667 shares issuable upon exercise of outstanding stock options granted to Mr. Edwardsen. Mr. Edwardsen's employment with ThermoView ended October 1, 2001.

(12) Represents shares held by Lyncar Enterprises, Inc., of which Mr. Carmicle owns 100% with his spouse. Includes 24,444 shares issuable upon exercise of outstanding stock options granted to Mr. Carmicle. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Carmicle.

(12) Includes 26,111 shares issuable upon exercise of outstanding stock options granted to Mr. Henderson. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Henderson.

(14) Includes 13,333 shares issuable upon exercise of outstanding stock options granted to Mr. Merrick. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Merrick.

(15) Includes 6,667 shares issuable upon exercise of outstanding stock options granted to Mr. Underhill. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Underhill.

(16) Includes 1,659,652 shares issuable upon exercise of outstanding stock options and warrants owned by all directors and officers as a group which vest within 60 days of March 1, 2002.

PROPOSAL 1:

ELECTION OF DIRECTORS

     The first proposal on the agenda for this year's annual meeting involves the election of three directors to serve as Class III directors. The Board of Directors currently consists of nine directors divided into three classes, serving staggered three-year terms. The three Class III directors will serve for a three-year term beginning at the meeting and expiring at the 2005 annual meeting of stockholders or until succeeded by another qualified director who the stockholders have properly elected. The nominees for election as Class III directors are Stephen A. Hoffmann, Charles L. Smith and Robert L. Cox. Any alteration, amendment or repeal of the staggered board requirement in our restated certificate of incorporation would require the affirmative vote of stockholders owning at least 66 2/3% of the total shares outstanding and entitled to vote generally in the election of directors, voting together as a single class.

     We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all nominees. If unforeseen circumstances, such as death or disability, make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

     Following is the principal occupation with ThermoView, age and other information for each director nominee and other directors serving unexpired terms.

CLASS III NOMINEES FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 2005:

NAME                       AGE  POSITION
----                       ---  --------
Robert L. Cox...............59   Director
Stephen A. Hoffmann.........56   Chairman of the Board of Directors
Charles L. Smith............48   Chief Executive Officer, President and Director

NOMINEES FOR CLASS III DIRECTORS - TERMS EXPIRING IN 2005:

     ROBERT L. COX. Mr. Cox has served as a director of ThermoView since March 2001. Mr. Cox was the founder of the predecessor of Rolox, Inc. in 1973 and of Precision Window Mfg., Co., in 1991. Mr. Cox was a director of Mark Twain Bank and was President of the Great Kansas City Home Improvement Contractors Association. Mr. Cox also served as President of the Doers Association.

     STEPHEN A. HOFFMANN. Mr. Hoffmann has served as Chairman of the Board and Chief Executive Officer of ThermoView since April 1998 and as President from April 1998 to November 1998. From May 1992 to February 1997, Mr. Hoffmann, a co-founder of AccuStaff Incorporated, served in various positions with AccuStaff including Vice Chairman and Vice President of Acquisitions. AccuStaff is now known as Modis Professional Services, Inc., a New York Stock Exchange listed temporary staffing company based in Jacksonville, Florida, with annual revenues of approximately $2.5 billion as of August 1998. The principal growth of AccuStaff revenues has been through an aggressive consolidation strategy in the temporary staffing industry. Mr. Hoffmann was also a co-founder of MetroTech, Inc., a predecessor entity to AccuStaff. Additionally, Mr. Hoffmann has been a member of The Founders Group LLC, a Louisville, Kentucky based venture capital firm, since 1997. Mr. Hoffmann received a B.S. in Commerce with a minor in Accounting from the University of Louisville in 1972.

     CHARLES L. SMITH. Mr. Smith has served as Chief Executive Officer since January 2001. Mr. Smith has also served as President and director of ThermoView since July 2000 and formerly served as a director from May 1998 to February 2000 and as its Chief Operating Officer from June 1999 to February 2000. Mr. Smith served as Vice President-Manufacturing Operations from November 1998 to June 1999. Mr. Smith founded in 1982 and was the President of Primax Window Co. until its acquisition by ThermoView, at which time he became Primax's Vice President. Mr. Smith is also the founder and President of Bee Line Courier Service, a courier service based in Louisville, Kentucky. Additionally, Mr. Smith has been an officer of Precision Window Mfg., Inc. since April 1992.

Mr. Smith was the President of Achievers Association, a window association of manufacturers, dealers and retailers, from 1990 to 1995.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE NOMINEES.

CLASS I DIRECTORS WHOSE TERMS CONTINUE UNTIL 2003:

NAME                       AGE    POSITION
----                       ---    --------
Ronald L. Carmicle......... 53    Director
Raymond C. Dauenhauer, Jr.. 58    Director
Bruce C. Merrick........... 50    Director

CLASS II DIRECTORS WHOSE TERMS CONTINUE UNTIL 2004:

NAME                       AGE    POSITION
----                       ---    --------
J. Sherman Henderson, III.. 59    Director
Rodney H. Thomas........... 49    Director
George T. Underhill, III... 46    Director

CLASS I DIRECTORS - TERMS EXPIRING IN 2003

     RONALD L. CARMICLE. Mr. Carmicle has served as a director of ThermoView since February 2000. Mr. Carmicle has served as the President of River City Development Corporation, a construction company, since February 1975. Mr. Carmicle has also served as the Managing Member of Tates Builders Supply Co. since September 1994. Mr. Carmicle served as President and a National Director of the Associated Builders and Contractors, Inc., a national trade association from 1977 to 1978 and is currently Chairman of the Construction Training Institute. Mr. Carmicle also serves as a director of various private and charitable organizations. Mr. Carmicle received a B.S. degree from Western Kentucky University.

     RAYMOND C. DAUENHAUER, JR. Mr. Dauenhauer has served as a director of the Company since March 1, 2000. Mr. Dauenhauer served as Chief Executive Officer of Dauenhauer & Son Plumbing and Piping, Inc., a Louisville, Kentucky based plumbing operation from July 1997 to September 1999. Mr. Dauenhauer currently serves as Chief Executive Officer of Palladium Communications (OTC BB: PDMC.OB) a multi-state licensee of telecommunications, and a Director of First Bank of Louisville, Kentucky and is a life member of the Board of Directors for the Louisville Association of Home Builders. Additionally, Mr. Dauenhauer serves as President and Director of the Cerebral Palsy Kids Center. Mr. Dauenhauer has held numerous offices in state and national associations of the plumbing, heating and cooling industry, and is a recipient of the "Distinguished Citizen" award from the City of Louisville.

     BRUCE C. MERRICK. Mr. Merrick has served as a Director of ThermoView since July 2000. Mr. Merrick is the President of Dant Clayton Corporation, a private manufacturer of spectator seating located in Louisville, Kentucky, which he founded in 1979. Mr. Merrick is currently a member of several national and widely-known Boards, including D.D. Williamson, the global manufacturer of caramel coloring; Western Kentucky University's Board of Advisors; Actor's Theatre of Louisville's President elect; Custom Quality Services - Metro United Way Agency; and the Western Kentucky University Student Life Foundation. In addition to his professional and philanthropic duties, Mr. Merrick was recognized as Entrepreneur of the Year for the Manufacturing Division of Kentucky and Southern Indiana.

CLASS II DIRECTORS - TERMS EXPIRING IN 2004

     J. SHERMAN HENDERSON, III. Mr. Henderson has served as a director of ThermoView since August 1998. Mr. Henderson has served as President and Chief Executive Officer of Lightyear Communications, formerly known as UniDial Communications, a telecommunications company, since August 1993. Mr. Henderson is also a founder, President and Chief Executive Officer of UniDial Direct, which sells commercial telecommunication products. Mr. Henderson has served as the Chairman of the Telecom Resellers Association, a national trade organization, since May 1994. Mr. Henderson received a B.S. in Business Management from Florida State University in 1965.

     GEORGE T. UNDERHILL, III. Mr. Underhill has served as a director of ThermoView since October 2000. Mr. Underhill is the treasurer of Underhill Associates, located in Louisville, Kentucky and is a partner in numerous real estate entities. Mr. Underhill received a B.A degree in Business and Accounting from Miami University of Ohio in 1977 and received a J.D degree from the University of Louisville in 1980. Mr. Underhill maintains licenses for the practice of law, real estate and public accounting in the Commonwealth of Kentucky. Mr. Underhill is currently the Vice Chairman of the Board of Directors of Palladium Communications (OTC BB: PDMC.OB), a multi-state licensee of telecommunications, and is founder and director of Premiere Technologies, located in Louisville, Kentucky. Mr. Underhill also maintains director positions with numerous charitable and civic organizations located within the Louisville, Kentucky metropolitan area.

     RODNEY H. THOMAS. Mr. Thomas has served as a director of ThermoView since May 2000. Mr. Thomas served as the Chief Executive Officer of ThermoView from July 2000 to January 2001. Mr. Thomas has served as Vice President of Thomas Construction since its acquisition by ThermoView in January 1999. Mr. Thomas founded in 1982 and served as president of Thomas Construction from 1982 until January 1999.

MEETINGS OF THE BOARD

     The Board of Directors meets on a quarterly basis and at other times from time to time. The Board of Directors also undertakes action by unanimous written consent as permitted by Delaware law. In 2001, the Board of Directors met eight
(8) times. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during the period in which they held office.

COMMITTEES OF THE BOARD

     The Board of Directors has an audit committee and a compensation committee, but does not have a nominating committee. Members of the Board of Directors make recommendations to the full Board for future nominations for membership to the Board of Directors.

     AUDIT COMMITTEE. The Board of Directors established its audit committee in December 1998. This committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of ThermoView's independent auditors, the scope of the annual audits, fees that ThermoView agrees to pay to the independent auditors, the performance of ThermoView's independent auditors and the accounting practices of ThermoView. The members of the audit committee are Messrs. Underhill, Carmicle and Dauenhauer. The members of the audit committee are independent for purposes of the listing standards of the American Stock Exchange.

     COMPENSATION COMMITTEE. The Board of Directors established the compensation committee in December 1998. This committee determines the salaries and benefits, including stock option grants, for ThermoView's employees, consultants, directors and other individuals. The compensation committee also administers ThermoView's compensation plans. The members of the compensation committee are Messrs. Merrick, Dauenhauer and Carmicle.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee of the Board of Directors is an officer or employee of ThermoView. No executive officer of ThermoView serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on ThermoView's compensation committee.

COMPENSATION OF DIRECTORS

     We currently pay our directors a fee of $10,000 per annum plus reimbursement for expenses incurred in connection with their services performed as directors. We also pay $2,500 per annum to members of the audit committee and $1,500 per annum to members of the compensation committee. In September 2000, the compensation committee granted to Messrs. Henderson, Dauenhauer and Carmicle qualified stock options to purchase, in the aggregate, 33,333 shares of common stock at $.63 per share under the 1999 stock option plan as compensation for services rendered as directors. These options are immediately exercisable in whole or in part. These options expire in May 2010. In October 2001, the compensation committee granted to our directors qualified stock options to purchase, in the aggregate, 180,000 shares of common stock at $.90 per share under the 2000 stock option plan as compensation for services rendered as directors. 106,665 of these options are immediately exercisable in whole or in part. These options expire in October 2011.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to ThermoView's Chief Executive Officer and a former Chief Executive Officer serving in such capacity during 2001, and the four other highest compensated executive officers and executive officers as of December 31, 2001 whose annual salary and bonus exceeded $100,000 in 2001 for services rendered in all capacities to ThermoView during 2001:

SUMMARY COMPENSATION TABLE

                                                                                     LONG -TERM
                                                                                 COMPENSATION AWARDS
                                                                                -----------------------
                                              ANNUAL COMPENSATION                SECURITIES UNDERLYING
                                              -------------------                    OPTIONS/SARS
                                                              OTHER ANNUAL           ------------            ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY          COMPENSATION             (# SHARES)          COMPENSATION
---------------------------           ----    ------          ------------             ----------          ------------
Stephen A. Hoffmann................   2001    $       0       $  14,642(1)(3)             20,000            $  58,492(4)
   Chairman   of   the   Board   of   2000       86,458          17,930(1)(2)(3)          10,000               93,750(5)
   Directors.......................   1999      150,000          20,414(1)(2)(3)               -               87,500(6)

Rodney H. Thomas(7)................   2001      171,230(8)       13,200(9)(10)           246,666               58,792(4)
   Former Chief Executive  Officer,   2000      260,811(8)       20,925(9)(10)           146,666                    -
   Vice President..................   1999       25,000(8)       16,770)(10)              25,000                    -

James J. TerBeest..................   2001            -         150,000(11)                    -                3,458(4)
   Chief Financial Officer, Former    2000       86,874(12)     105,298(12)                    -                     -
   Senior Vice President...........   1999      158,000          12,089(13)               41,667                    -

Charles L. Smith...................   2001      214,455(14)      20,537(15)(16)          233,332               32,508(4)
   Chief Executive Officer,           2000      194,240(14)      15,875(15)(16)           73,334                    -
   President, Former Chief            1999      185,000(14)      23,411(15)(16)              834                    -
   Operating Officer, Vice
   President/ Manufacturing
   Operations.......................

(1)  Includes $10,000 in director fees for 2001 and 2000, and $3,600 in 1999.

(2)  Includes $7,200 in automobile benefits for 2000 and $7,200 in 1999.

(3) Includes $3,752 in insurance benefits for 2001 and $4,330 for 2000 and 1999.

(4) Represents interest paid for outstanding loan obligations associated with the restructure of our debt in March 2001.

(5)  Represents fees in connection with a $3.0 million loan Guaranty Agreement.

(6) Represents loan origination fees in connection with a $5.5 million loan and a $2.5 million loan made to ThermoView by a group of individuals.

(7)  Resigned as Chief Executive Officer effective January 2001.

(8)  Represents salary paid by Thomas Construction.

(9)  Includes $10,000 in director fees for 2001 and $3,500 in 2000.

(10) Includes $3,200 in automobile benefits in 2001, $11,499 in automobile benefits and $5,926 in insurance benefits for 2000, $11,499 in automobile benefits and $5,271 in insurance benefits for 1999.

(11) Represents consulting fees payable to Emerging Business Solutions, LLC
     (EBS) related to services provided by Mr. TerBeest. Mr. TerBeest is a member of EBS.

(12) The $86,874 represents salary from January through mid-July 2000. The $105,298 includes $3,250 in automobile expenses and $3,048 in insurance benefits from January through mid-July 2000 and $99,000 in consulting fees payable to Emerging Business Solutions, LLC (EBS) from mid-July 2000 through December 2000.

(13) Includes $6,000 in automobile benefits and $6,089 in insurance benefits for 1999.

(14) Represents salary paid by ThermoView in 2001; $20,740 in salary paid by ThermoView, $143,500 in salary paid by Primax Window Co. and $30,000 in salary paid by Precision Window in 2000; $125,000 in salary paid by Primax Window Co. and $65,000 in salary paid by Precision Window for 1999.

(15) Includes $10,000 in director fees for 2001, $3,448 for 2000, and $10,000 for 1999.

(16) Includes $7,015 in automobile benefits and $3,531 in insurance benefits for 2001; $9,362 in automobile benefits and $3,064 in insurance benefits for 2000; and $9,360 in automobile benefits and $4,051 in insurance benefits for 1999.

STOCK OPTION GRANTS

     The following table sets forth information regarding options granted by ThermoView to the named executive officers during the year ended December 31, 2001. Each option represents the right to purchase one share of common stock. ThermoView has not granted any stock appreciation rights.

OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                    ------------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE
                      NUMBER OF                                                     VALUE AT ASSUMED
                     SECURITIES                                                   ANNUAL RATES OF STOCK
                     UNDERLYING     PERCENTAGE        PER                        PRICE APPRECIATION FOR
                      OPTIONS        OF TOTAL        SHARE                           OPTION TERM(1)
                      GRANTED        OPTIONS        EXERCISE     EXPIRATION     ------------------------
                    (# SHARES)       GRANTED         PRICE          DATE             5%          10%
                    ----------       -------         -----       ----------     ----------    --------
Stephen A. Hoffmann     20,000          2%           $.90        10/02/2011       $ 10,600    $ 29,200

Rodney H. Thomas       246,666         26%           $.90        10/02/2011        130,733     360,133

James J. TerBeest            -          -               -                 -              -           -

Charles L. Smith       233,332         24%           $.90        10/02/2011        123,666     340,665

(1) The initial value used for calculating appreciation is based on the $.87 per share closing price of our common stock on the American Stock Exchange on December 31, 2001.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                  NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                           SHARES                 UNDERLYING UNEXCERCISED OPTIONS        IN-THE-MONEY OPTIONS
                          ACQUIRED                  AT FISCAL YEAR END(# SHARES)         AT FISCAL YEAR END(1)
                         ON EXERCISE    VALUE     -------------------------------     ----------------------------
NAME                     (# SHARES)    REALIZED      EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                      ----------    --------     -----------     -------------    -----------    -------------
Stephen A. Hoffmann.....         0            0          21,160       391,750           $  2,450         $0
Rodney H. Thomas........         0            0         146,666       271,667             35,933          0
James J. TerBeest.......         0            0               0        41,667                  0          0
Charles L. Smith........         0            0          73,334       234,165             17,967          0

(1) The value of the in-the-money options is based on the $.87 per share closing price of our common stock on the American Stock Exchange on December 31, 2001.

1998 EMPLOYEE STOCK OPTION PLAN

     The 1998 employee stock option plan became effective as of April 15, 1998. In December 1998, our Board of Directors declared that, effective January 1, 1999, it would not grant any additional options under the 1998 employee stock option plan due to the implementation of the 1999 stock option plan. The purpose of the 1998 employee stock option plan was to promote the interests of ThermoView by attracting key employees, providing its key employees with an additional incentive to work to increase the value of the common stock and providing key employees with a stake in the future of ThermoView which corresponds to the stake of the stockholders. Our Board of Directors granted options to purchase 493,334 shares under the 1998 employee stock option plan at prices ranging from $3.45 to $15.93. On January 1, 1999, our Board of Directors authorized the transfer of the remaining 6,667 authorized but unissued shares reserved for the 1998 employee stock option plan to the 1999 stock option plan. The 1998 employee stock option plan provided for the granting to key employees of either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 or non-qualified stock options under the Internal Revenue Code.

1999 STOCK OPTION PLAN

     The 1999 stock option plan became effective as of January 1, 1999. The purpose of the 1999 stock option plan is to promote the interests of ThermoView by attracting key employees and directors, providing each of its key employees and directors with an additional incentive to work to increase the value of the common stock and providing key employees and directors with a stake in the future of ThermoView which corresponds to the stake of the stockholders. ThermoView authorized for issuance a total of 833,334 shares of common stock under the 1999 stock option plan. As of December 31, 2001, our Board of Directors had granted options to purchase 968,872 shares of common stock (including shares cancelled and subsequently granted) at prices ranging from $.63 to $25.86.

     STOCK OPTIONS. Each stock option granted under the 1999 stock option plan entitles the holder to purchase the number of shares of common stock specified in the grant at the purchase price specified. The 1999 stock option plan authorizes the compensation committee to grant:

     - incentive stock options within the meaning of Section 422 of the Internal Revenue Code to key employees, and

     - non-qualified stock options under the Internal Revenue Code to key employees or non-employee directors.

     If an option granted under the 1999 employee stock option plan expires, is canceled or is exchanged for a new option before a holder exercises the option in full, the shares reserved for the unexercised portion of the option will become available again for use under the 1999 stock option plan. Shares underlying an option that a holder surrenders and shares used to satisfy an option price or withholding obligation will not become available for use under the 1999 stock option plan.

2000 STOCK OPTION PLAN

     The 2000 stock option plan became effective as of June 20, 2000. The purpose of the 2000 stock option plan is to promote the interests of ThermoView by attracting key employees and directors, providing each of its key employees and directors with an additional incentive to work to increase the value of the common stock and providing key employees and directors with a stake in the future of ThermoView which corresponds to the stake of the stockholders. ThermoView authorized for issuance a total of 1,400,000 shares of common stock under the 2000 stock option plan. As of December 31, 2001, our Board of Directors had granted options to purchase 963,664 shares of common stock (including shares cancelled and subsequently granted) at the exercise price of $.90.

     STOCK OPTIONS. Each stock option granted under the 2000 stock option plan entitles the holder to purchase the number of shares of common stock specified in the grant at the purchase price specified. The 2000 stock option plan authorizes the compensation committee to grant:

     - incentive stock options within the meaning of Section 422 of the Internal Revenue Code to key employees, and

     - non-qualified stock options under the Internal Revenue Code to key employees or non-employee directors.

     If an option granted under the 2000 employee stock option plan expires, is canceled or is exchanged for a new option before a holder exercises the option in full, the shares reserved for the unexercised portion of the option will become available again for use under the 2000 stock option plan. Shares underlying an option that a holder surrenders and shares used to satisfy an option price or withholding obligation will not become available for use under the 2000 stock option plan.

401(K) PLAN

     In January 1999, our Board of Directors created a 401(k) profit sharing plan for its employees. Participants may elect to make contributions pursuant to salary withholding not to exceed $10,000 per annum. We intend to make matching contributions on the first 25% of the first 6% of a participant's annual compensation that a participant contributes.

EMPLOYMENT AND CONSULTING AGREEMENTS

     ThermoView and Emerging Business Solutions, LLC, of which Mr. TerBeest is one of three members, were parties to a consulting services agreement governing financial and accounting management services provided to ThermoView. This agreement expired in July 2001.

     ThermoView and Mr. Smith were parties to an employment agreement governing his employment with Primax Window Co. The agreement expired in April 2001. The agreement provided that Mr. Smith receive a base salary of $125,000 per annum. ThermoView and Mr. Smith were also parties to an employment agreement governing his employment with Precision Window Mfg., Inc. The agreement expired in January 2002. The agreement provided that Mr. Smith receive a base salary of $60,000 per annum.

     Thomas Construction and Mr. Thomas were parties to an employment agreement governing his employment with Thomas. The agreement expired in December 2001. The agreement provided that Mr. Thomas receive a base salary of $225,000 per annum.

     Each of the employment agreements summarized above provides that the executive retains his salary and benefits until the expiration of the employment agreement if we terminate the executive without cause.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES C PREFERRED STOCK AND WARRANTS

     In April 1999, we issued an aggregate of 6,000 shares of Convertible Series C preferred stock to two institutional accredited investors, Brown Simpson Growth Fund, L.P., a New York limited partnership, and Brown Simpson Growth Fund, Ltd., a Grand Cayman, Cayman Islands limited partnership, at a per share purchase price of $1,000, for a total investment of $6.0 million. In conjunction with the issuance of the Series C preferred stock, we issued to the two funds warrants to purchase up to a total of 400,000 shares of common stock at $21.00 per share. In December 2000, Brown Simpson surrendered all outstanding warrants and shares of outstanding Series C preferred stock in exchange for a warrant to purchase up to 1,100,000 shares of common stock at $.28 per share. In November 2001, we amended the exercise price of the warrants to $.19. As of March 1, 2002, we have issued 513,650 shares of common stock upon the cashless exercise of the right to acquire 650,000 shares of these warrants. As of March 1, 2002, the balance of the warrant entitles the holder to acquire 450,000 shares of common stock. This warrant expires in April 2004. By contractual agreement, Brown Simpson may not acquire more than 4.99% of ThermoView's outstanding common stock upon exercise of the warrant.

SERIES D PREFERRED STOCK

     In April 2000, we agreed to issue an aggregate of 1,439,316 shares of 12% Cumulative Series D preferred stock with a liquidation value of $5.00 per share to Rodney H. Thomas and other individuals, all of whom were prior principals of companies we acquired. We agreed to issue these shares as full payment of post closing earn-out incentives owed to these principals that were due and payable in cash and common stock and full payment of interest earned by these individuals prior to settlement of the earn-out incentives. The Series D preferred stock is senior to our common stock and is on parity with the Series E preferred stock. The Series D preferred stock will pay cumulative dividends at the rate of $.60 per share annually, subject to the legal availability to pay the dividends and the consent of our lenders. The shares of Series D preferred stock are redeemable by ThermoView for cash or common stock that equals the liquidation value of the shares redeemed, plus cumulative unpaid dividends. In September 2000, we amended the terms of the Series D preferred stock by adding a mandatory redemption provision in exchange for the deferral of dividends until October 1, 2001. The mandatory redemption provision required us to redeem 20% of the outstanding Series D preferred stock per annum beginning October 2001, and provided for a 2% increase in the dividend in the event that we were unable to redeem the required amount. In January 2001, we agreed to issue 53,400 shares of Series D preferred stock to Charles L. Smith to satisfy a post closing earn-out incentive obligation. In February 2001, 226,346 shares of Series D preferred stock were surrendered and cancelled in settlement of a disputed claim. In March 2001, we further amended the terms of the Series D preferred stock to provide for the payment of accrued dividends for the period beginning October 1, 2001 through December 31, 2002 with an equivalent amount of Series D preferred stock, and for payment of cash dividends on a quarterly basis for accrued dividends for the period beginning January 1, 2003. Also, the mandatory redemption provision, which requires 20% annual redemption of the Series D preferred stock over a period of five years, we amended to commence July 1, 2004. The shares of Series D preferred stock are not convertible into common stock, have no voting rights and contain no registration rights.

SERIES E PREFERRED STOCK

     In September 2000, we agreed to issue an aggregate of 300,000 shares of 12% Cumulative Series E preferred stock with a liquidation value of $5.00 per share to Rodney H. Thomas. In January 2001, we agreed to issue 36,600 shares of Series E Preferred Stock to Charles L. Smith. We agreed to issue these shares, in addition to shares of Series D preferred stock, as full payment of post closing earn-out incentives owed to these officers that were due and payable in cash and common stock and full payment of interest earned by these individuals prior to settlement of the earn-out incentives. The Series E preferred stock is senior to our common stock and is on parity with the Series D preferred stock. The Series E preferred stock will pay cumulative dividends at the rate of $.60 per share annually, subject to the legal availability to pay the dividends and the consent of our lenders. The Series E preferred stock included a provision requiring us to redeem 20% per annum of the outstanding Series E preferred stock beginning October 1, 2001, and provided for a 2% increase in the dividend in the event that we were unable to redeem the required amount. The terms of the Series E preferred stock provide for the accrual of dividends beginning with the date of issuance of Series E preferred stock, with payment commencing October 1, 2001. In March 2001, we amended the terms of the Series E preferred stock to provide for the accrual of dividends beginning with the earlier of the date of issuance of Series E preferred stock or the date of issuance of Series D preferred stock surrendered in exchange for Series E preferred stock. In addition, the amendment provided that payment for accrued dividends for the period which ends December 31, 2002 with an equivalent amount of Series E preferred stock, and for payment of cash dividends on a quarterly basis for accrued dividends for the period beginning January 1, 2003. Also, the mandatory redemption provision, which required 20% annual redemption of the Series D preferred stock over a period of five years, we amended to commence July 1, 2004. The shares of Series E preferred stock are not convertible into common stock, have no voting rights and contain no registration rights.

SENIOR DEBT, SENIOR SUBORDINATED NOTE AND WARRANTS

     In July 1999, we received $10.0 million in senior subordinated financing from GE Equity. Interest under the note is payable quarterly in arrears at 12% per annum, subject to substantial increases in certain circumstances. Principal under the note was originally payable in full in July 2002. We may prepay the note at a premium prior to its maturity. The note requires us to comply with affirmative and negative covenants. The note, which GE Equity extended in March 2001 until April 30, 2004, is secured by a lien on substantially all of our assets, a guarantee executed by our subsidiaries and a pledge of our ownership in our current and future subsidiaries. In conjunction with the issuance of the note, we issued to GE Equity warrants to purchase 555,343 shares of our common stock at $0.03 per share which expire during July 2007. In June 2000, the number of shares eligible for purchase by the warrant increased to 561,343 due to anti-dilution provisions contained in the warrant. We have also granted to GE Equity two demand registration rights and unlimited piggyback registration rights for the shares of common stock issuable upon exercise of the warrants.

     In August 1998, we established a $15.0 million line of credit with PNC Bank. We owed PNC Bank $14,719,991 as of December 31, 2000. Subsequent to year end, PNC exercised its right to seize $3,000,000 of collateral provided to it by four guarantors of the PNC Bank debt. Consequently, we reduced the PNC Bank debt balance to $11,719,991. The remaining balance of $11,719,991 we settled for cash of $5,250,000 and the issuance of a warrant to PNC Bank to purchase 200,000 shares of our common stock at $.28 per share. The warrant is exercisable through March 2011.

     We settled with PNC Bank by restating the original PNC Bank note and by issuing a Series A note payable to GE Equity in the amount of $3,000,000, Series B notes payable to each of the Series B lenders in the total amount of $2,250,000, and a new Series C note payable to GE Equity in the amount of $6,250,000 representing a portion of GE Equity's original $10,000,000 subordinated note. Also, GE Equity agreed to add interest on this $6,250,000 senior debt to principal through December 31, 2001. The debt that we owed GE Equity on the $10,000,000 subordinated note was reduced to $3,750,000. Also, GE Equity agreed to add interest on this $3,750,000 subordinated note to principal through December 31, 2001. The outstanding principal on this subordinated debt is therefore $4,400,000 on December 31, 2001.

     Collectively, the Series A, B and C notes represent our senior debt. The senior debt will bear interest at a rate of 10% per annum, and will mature March 31, 2004. ThermoView also issued to the Series A and B senior lenders warrants to purchase 957,030 shares of our common stock at $.28 per share. These warrants are exercisable through March 2011. These warrants, as well as the warrant issued to PNC, have demand and piggy-back registration rights with respect to common stock underlying the warrants.

     With the exception of one person, the Series B noteholders are our directors, officers or employees. Our directors and executive officers who are Series B noteholders include Messrs. Carmicle, Cox, Dauenhauer, Henderson, Hoffmann, Merrick, Smith, TerBeest, Thomas and Underhill. Mr.

TerBeest is a Series B noteholder through Emerging Business Solutions, LLC, of which he is a member.

     In March 2001, we delivered a promissory note to Mr. Hoffmann, a guarantor of the PNC Bank debt, for $900,000 at 6% interest per annum in full settlement of any potential obligation related to $1,500,000 of funds forfeited to PNC Bank when PNC Bank exercised its rights under its credit agreement. The $900,000 note matures June 30, 2004.

     In March 2001, we also delivered a promissory note to Mr. Richard E. Bowlds, a former director and officer of ThermoView and a guarantor of the PNC Bank debt, for $300,000 at 6% interest per annum in full settlement of any potential obligation related to $500,000 of funds forfeited to PNC Bank when it exercised its rights under its credit agreement. Mr. Bowlds immediately sold his interest under the promissory note to Mr. Hoffmann.

     The other two guarantors who each guaranteed $500,000 of the PNC Bank debt have not settled possible claims related to forfeiture of their respective collateral. In November 2001, one of the remaining guarantors filed a civil action to determine the respective rights and duties of the guarantor and ThermoView related to the loss by the guarantor. The civil action is currently in the discovery phase.

RELATED-PARTY LEASES

     ThermoView and Primax share headquarters leased from Mr. Smith for $82,000 annually. ThermoView previously leased its headquarters from Glenn Lyon Lease Development, Inc., a corporation controlled by Mr. Hoffmann, for $111,000 annually. This lease terminated by agreement in December 2000.

RELATED-PARTY NOTES AND LOAN GUARANTEES

     In connection with the April 2000 amendment to our PNC Bank debt, Stephen
A. Hoffmann, Richard E. Bowlds, Nelson E. Clemmens and Douglas I. Maxwell, III guaranteed $3,000,000 of our PNC Bank debt for fees equal to an annual rate of 5% from April 2000 through June 2000 and 10% thereafter. In January 2001, PNC seized the collateral pledged as security by the above individuals for the loan guaranty. In March 2001, we reached settlements with Messrs. Bowlds and Hoffmann for any claims that they may hold against us regarding their loss of assets in connection with the guaranty. In November 2001, one of the remaining guarantors filed a civil action to determine the respective rights and duties of the guarantor and ThermoView related to the loss by the guarantor. The civil action is currently in the discovery phase.

COMPANY POLICY

     Our Board of Directors has reviewed the lease transactions summarized above and believes that those transactions were made on terms no less favorable than terms we could have obtained from unaffiliated third parties. Our Board of Directors has not made a determination as to whether the other related-party transactions described above were made on terms no less favorable than terms we could have obtained from unaffiliated third parties. The Board of Directors has adopted a policy that any future transactions between ThermoView and its officers, directors or principal stockholders will be approved by a majority of the disinterested directors and will be on terms no less favorable than we could obtain from an unaffiliated third party. Since all directors participated in the PNC Bank restructuring as Series B noteholders the Board of Directors did not follow the policy in this instance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The compensation committee of the Board of Directors is comprised entirely of independent outside directors, none of whom is a current or former employee of ThermoView or its subsidiaries.

     The employment and consulting agreements for our Chief Executive Officer and the four other highest compensated executive officers and those officers no longer serving as of December 31, 2001, whose annual salary and bonus exceeded $100,000 in 2001, stipulated the compensation awarded to, earned by or paid to such executives in 2001. All such employment and consulting agreements are disclosed in this report. The Board of Directors approved all of the employment and consulting agreements, which have now expired.

     We shall assist the Board of Directors in monitoring the compensation arrangements with our senior executives. We will consider the following factors, among others, in determining appropriate compensation arrangements with our senior executives:

- our desire to attract and retain the best qualified and most talented executives available in our business to lead ThermoView in the creation of shareholder value;

- our desire to motivate and reward annual and long-term results achieved by the executives for our shareholders based upon corporate and individual performance; and

- our desire to pay competitively as measured against other companies in our industry.

     At least annually, we will meet and review performance evaluations of the senior executives.

     During 2001, ThermoView paid $24,800 in bonuses to its senior executives.

                                     Compensation Committee:

                                     Raymond C. Dauenhauer, Jr.
                                     Bruce C. Merrick
                                     Ronald L. Carmicle

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of ThermoView's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and ThermoView including the matters on the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The committee discussed with our independent auditors the overall scope and plans for their respective audits. The Chairman meets with the independent auditors, with management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held two meetings during fiscal year 2001. In October 2001, we dismissed Ernst & Young LLP as our independent auditors and engaged Arthur Andersen LLP.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The committee and the Board have also selected our independent auditors.

                               Audit Committee:

                               George T. Underhill, III, Audit Committee Chair Ronald L. Carmicle, Audit Committee Member Raymond C. Dauenhauer, Audit Committee Member

INDEPENDENT AUDITORS FEES

     AUDIT FEES. We estimate that the aggregate fees billed by our independent auditors for professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2001, were approximately $169,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. We paid no fees in this category for the year ended December 31, 2001 to our independent auditors.

     ALL OTHER FEES. There were no aggregate fees for all other services rendered by our independent auditors for our most recent fiscal year. These fees include audit-related fees for work performed by the independent auditors with respect to an audit of our employee benefit plan and accounting consultations, as well as income tax compliance and consulting services.

PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the shareholders during the 45-month period ended December 31, 2001, as well as an overall stock market index, the Russell 2000, and ThermoView's peer group index utilized for a comparable period which we have selected on an industry basis. The component companies utilized in the Peer Group are Comfort Systems USA, Inc., Integrated Electrical Services, Nortek, Inc., and Royal Group Technologies, LTD. The market capitalization of each peer group company is weighted in the performance graph set forth below.

[CHART OF COMPARATIVE ANNUAL TOTAL RETURN]


GRAPH DATA
NAME                        4/15/1998     2/31/1998     12/31/1999    12/31/2000    12/31/2001
----------                  ---------     ---------     ----------    ----------    ----------
THERMOVIEW INDS INC          100.00         61.59          19.47          1.65           4.59
Russell 2000 Index           100.00         88.01         103.71         99.67         100.69
Peer Group                   100.00         79.97          59.18         34.56          45.99

STOCKHOLDER PROPOSALS

     We must receive at our corporate office in Louisville, Kentucky, on or before December 31, 2002, any stockholder proposals intended for our 2003 annual meeting. If a stockholder desires us to include a stockholder proposal in the proxy statement and form of proxy for the 2003 annual meeting, that proposal must comply with applicable requirements of federal securities laws.

ANNUAL REPORT

     Upon receipt of a written request, we will furnish, without charge, any owner of our common stock a copy of our annual report to the Securities and Exchange Commission on Form 10-K (the "10-K") for the fiscal year ended December 31, 2001, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. You should direct such requests to our Secretary at the address indicated on the front of the proxy statement.

OTHER MATTERS

     Our Board of Directors knows of no business which our stockholders will consider at the annual meeting other than the proposals described in this proxy statement. However, if any other business should properly come before the annual meeting, the proxies listed in the form of proxy intend to take action relating to any other business as they determine in their best judgment.

                                              By Order of the Board of Directors

                                              /s/  Charlton C. Hundley
                                              Charlton C. Hundley
                                              Corporate Counsel and Secretary

Louisville, Kentucky
March 19, 2002

PROXY

                           THERMOVIEW INDUSTRIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Charles L. Smith and Charlton C. Hundley, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of Common Stock, $0.001 par value per share of ThermoView Industries, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, April 25, 2002, at 10:00 A.M. EDT, at the Louisville Marriott East, 1903 Embassy Square Boulevard, Louisville, Kentucky, and at any and all adjournments thereof.

     The Board of Directors recommends a vote FOR each of the following proposals:

     1.   ELECTION OF DIRECTORS TO CLASS III

          / /   FOR all nominees listed       / /   WITHHOLD AUTHORITY
                  below (except as marked           to vote for all nominees
                  to the contrary below)            listed below

          NOMINEES:  Stephen A. Hoffmann, Charles L. Smith, Robert L. Cox.

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES, WRITE SUCH NAME OR NAMES IN THE SPACE PROVIDED BELOW. UNLESS AUTHORITY TO VOTE FOR ALL THE NOMINEES LISTED ABOVE IS WITHHELD, THIS PROXY WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR EVERY NOMINEE WHOSE NAME IS NOT ENTERED BELOW.)

            --------------------------------------------------------



     2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

THE PROXIES SHALL VOTE SUCH SHARES AS SPECIFIED HEREIN. IF A CHOICE IS NOT SPECIFIED, THEY SHALL VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS.


                                       Dated: ______________________, 2002


                                       ___________________________________
                                       Signature

                                       ___________________________________
                                       Signature

     Name(s) should be signed exactly as shown to the left hereof. Title should be added if signing as executor, administrator, trustee, etc.

                     PLEASE DATE, SIGN AND RETURN THIS PROXY
                      PROMPTLY IN THE ACCOMPANYING ENVELOPE